Exhibit 11
KIRKPATRICK & LOCKHART LLP
1800 MASSACHUSETTS AVENUE, N.W.
WASHINGTON, D. C. 20036-1800
TELEPHONE 202-778-9000


December 9, 1998
Fidelity Income Fund
82 Devonshire Street
Boston, Massachusetts 02109
Ladies and Gentlemen:
  You have requested our opinion regarding certain matters in connection with the issuance of shares of Fidelity Intermediate Government Income Fund ("Intermediate Government"), a series of Fidelity Income Fund (the "Trust"), pursuant to a Registration Statement to be filed by the Trust on Form N-14 ("Registration Statement") under the Securities Act of 1933 ("1933 Act"). These shares will be issued in connection with the proposed acquisition by Intermediate Government of all of the assets of Spartan Short-Intermediate Government Fund ("Spartan Short-Intermediate"), a fund of Fidelity Fixed-Income Trust and all of the assets of Fidelity Short-Intermediate Government Fund ("Fidelity Short-Intermediate"), a fund of Fidelity Charles Street Trust, and the assumption by Intermediate Government of the liabilities of Spartan Short-Intermediate and Fidelity Short-Intermediate solely in exchange for shares of Intermediate Government.
 In connection with our services as counsel for the Trust, we have examined, among other things, originals or copies of such documents, certificates and corporate and other records as we deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified. As to various matters of fact material to this opinion, we have relied upon statements and certificates of officers of the Trust. Based upon this examination, we are of the opinion that, except as described herein, the shares to be issued pursuant to the Registration Statement have been duly authorized and, when issued upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, and applicable state law regulating the offer and sale of securities, will be legally issued, fully paid, and non-assessable, and no shareholder of Intermediate Government has any preemptive right of subscription or purchase in respect thereof. We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or the Trustees shall look only to the assets of the appropriate Series for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. The Declaration of Trust also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or to a Series shall include a recitation limiting the obligation represented thereby to the Trust or to one or more Series and its or their assets (but the omission of such recitation shall not operate to bind any Shareholder or Trustee). The Declaration of Trust further provides:
(1) for indemnification from the assets of the applicable Series for all loss and expense of any shareholder or former shareholder held personally liable solely by reason of his being or having been a shareholder; and (2) for a Series to assume, upon request by the shareholder, the defense of any claim made against the shareholder for any act or obligation of the Series and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or Series would be unable to meet its obligations.
  We hereby consent to the reference to our firm under the caption "Legal Matters" in the Proxy Statement and Prospectus which constitutes a part of the Registration Statement. We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.
      Very truly yours,

      /s/Kirkpatrick & Lockhart LLP
         Kirkpatrick & Lockhart LLP